SUPPLEMENT No. 1 DATED JUNE 10, 2016 (To Prospectus dated February 9, 2016)	Rule 424(b)(3) Registration No. 333-205277

37,500,626 Shares of Common Stock

BTCS Inc.

This prospectus supplement (“Supplement”) modifies and supplements information contained in, and should be read in conjunction with, that certain prospectus, dated February 9, 2016 (“Prospectus”), of BTCS Inc. (“Company). The Prospectus relates to the resale of up to 37,500,626 shares of our common stock by the selling shareholders identified therein. Such shares of common stock include (i) 16,008,942 shares of Common Stock, (ii) 10,200,000 shares of common stock underlying outstanding warrants exercisable at $0.055 per share, (iii) 10,791,684 shares of common stock underlying outstanding warrants exercisable at $0.069 per share, and (iv) 500,000 shares of common stock underlying outstanding warrants exercisable at $0.31 per share. This Supplement is being filed to disclose the transfer of securities of certain selling shareholders as provided in the Selling Shareholder table below and to disclose the reduction in exercise price of warrants to purchase an aggregate of 10,200,000 shares of common stock from $0.10 to $0.055 and warrants to purchase an aggregate of 10,791,684 shares of common stock from $0.375 to $0.069. This supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus and all supplements thereto.

The information attached to this Supplement modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements thereto carefully before you make an investment decision.

See “Risk Factors” beginning on page 11 of the prospectus dated February 9, 2016, for risk factors and information you should consider before you purchase shares.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in the prospectus, as well as the other information contained in this supplement and the prospectus. This supplement and the prospectus contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this supplement and the prospectus.

SELLING SHAREHOLDERS

The Company has been by notified that certain securities previously registered to certain selling shareholders have been transferred. Accordingly, the Selling Shareholder table is being amended with regard to these transfers in order to update the selling shareholders’ identities. Unless amended, all other information contained in the Selling Shareholder table, as contained in the Prospectus, is unaffected.

Name of Shareholder	Shares Beneficially Owned Prior to Offering	Number of Shares Offered(1)	Number of Shares Beneficially Owned After Offering(2)	Percent Beneficially Owned After Offering
Deane A. Gilliam (33)	7,000,000	7,000,000	0	0
Jane S. Vanderpoel (34)	230,000	230,000	0	0
Cavalry Fund I LP (47)(48)	2,325,000	2,325,000	0	0

(33)	7,000,000 shares consist of 2,500,000 shares of Common Stock, which shares were sold in reliance upon and subsequent to the date of the Prospectus; shares issuable upon exercise of warrants to purchase 4,500,000 shares of Common Stock; and excludes 1,750,000 shares issuable upon exercise of warrants to purchase Common Stock that were originally registered in the Prospectus but which warrants were subsequently transferred to Cavalry Fund I LP.

(34)	230,000 shares consist of 230,000 shares of Common Stock; and excludes 575,000 shares issuable upon exercise of warrants to purchase Common Stock were originally registered in the Prospectus but which warrants were subsequently transferred to Cavalry Fund I LP.

(47)	Thomas P. Walsh has voting and dispositive power over shares held by Cavalry Fund I LP.

(48)	2,325,000 shares consist of 2,325,000 shares issuable upon exercise of warrants to purchase shares of Common Stock which warrants were purchased by Cavalry Fund I LP from certain Selling Shareholders.

Prospectus Supplement No. 1 Dated June 10, 2016